Exhibit 99.1

Management's Remarks on Third Quarter 2011 Financial Performance

Opening Remarks - Eric Remington

Thank you, and good morning, everyone. I'd like to welcome you to the Kaman Corporation third quarter 2011 conference call to discuss our earnings results and the confirmation of our outlook for 2011.

Conducting the call today are Neal Keating, Chairman, President and Chief Executive Officer, and Bill Denninger, Senior Vice President and Chief Financial Officer.

Before we begin this morning, please be advised that this call may contain certain forward-looking statements such as projections of revenue, earnings and other financial items, statements on the plans and objectives of the Company or its management statements of future economic performance, and assumptions underlying these statements regarding the Company and its business. The Company's actual results could differ materially from any forward-looking statements made due to several important factors described in the Company's latest filings with the Securities and Exchange Commission.

Additionally, I'll note that our discussion today will include references to certain non-GAAP financial measures. Reconciliations of these non-GAAP measures to our GAAP financial statements have been included in our earnings press release.

With that, I'll turn the call over to Neal Keating. Neal?

Commentary - Neal Keating

Thanks, Eric, and good morning everyone.

We continued to demonstrate strength across the majority of our lines of business in the third quarter of 2011. Our industrial distribution segment performed well once again with growth in sales and continued margin expansion over last year. Although sales were lower in our Aerospace segment compared to last year, we delivered solid results overall with strength in our bearing product lines helping to largely offset the impact of an interruption of Joint Programmable Fuze deliveries.

I'd like to begin my review of the details of the quarter with our Aerospace segment, which reported a revenue decline of 14% versus the prior year's quarter. Most of our programs performed well during the quarter led by higher sales of bearing product lines, unmanned K-MAX and contributions from Global Aerosystems. This was offset by the delayed shipments of JPF units during the quarter. In addition, keep in mind with comparisons to last year, that the second half of 2010 included deliveries of more than 9,000 JPF fuzes in each quarter.

Our Aerospace operating margin in the third quarter was 15.9% compared to 15.7% in the prior year, when adjusted for a contract settlement . The margin improvement was primarily attributable to higher sales of bearing product lines.

The volume of shipments of the Joint Programmable Fuze program was disappointing for the quarter as we delivered only 1,200 fuzes compared to more than 9,000 fuzes in the third quarter last year. We experienced several acceptance testing failures resulting from issues with test equipment and testing procedures, as well as an isolated component failure. We worked methodically through these issues, which caused a prolonged halt in production, but resolutions were developed cooperatively with our customer, the Air Force, and we expect to return to acceptance testing in the next few days.

The field reliability of the JPF continues to be well above Air Force requirements, and we will continue to deliver nothing but the highest quality product to our armed services.

Also, we have previously discussed the recompete for the follow-on JPF contract and there are positive developments on that front. The contract was intended by the Air Force to be a competitive bid. However, we have been informed that ours was the only proposal submitted. Therefore, the source selection has been transitioned to a sole source negotiation with Kaman. It will take the government some time to audit our proposal and conclude negotiations so it will likely be mid-year 2012 before a contract is awarded and we expect that contract to consist of a base year award with three one year options.

Our bearing product lines continued their top line recovery. Revenue trends are strong in this business and most importantly order intake has been robust and affirming our outlook for both the near and longer-term. As expected, the increase in commercial build rates is having a positive impact on order trends and we continue to increase content on new platforms with recent new wins on the 787 and A350. Program wins for these product lines are broad based and a result of long-term relationships with our customers and continued investment in the business.

Unmanned K-MAX was a great story both during the quarter and in recent weeks. First, our partner Lockheed Martin, delivered two aircraft systems to the Marine Corps under the contract awarded last December. Those aircraft underwent Quick Reaction Assessment testing in August, which was completed successfully, with the K-MAX meeting or exceeding all requirements. In October the Marines announced that two K-MAX aircraft will ship to Afghanistan, becoming the Service's first ever cargo unmanned aircraft system to deploy in an operational environment. The aircraft are undergoing final testing and are expected to be operational in country before the end of the year. We are pleased by these developments but more importantly proud that our aircraft will be performing a life saving mission critical to our men and women in uniform.

Additionally, we were awarded a contract for unmanned K-MAX from Lockheed under their Army AATD [AVIATION APPLIED TECHNOLOGY DIRECTORATE] program. This contract is an important step in developing additional mission capability and expands the customer base for the K-MAX platform.

Many of you saw the notice published by the Defense Security Cooperation Agency in September that indicated Ecuador has requested two SH-2 aircraft. I think it is important that we clarify a few points about this notice. First, this prospect arose out of our marketing efforts for the Australian aircraft. However, those aircraft did not suit the mission in Ecuador but the U.S. Navy SH-2(G) configuration did. Therefore the aircraft requested are excess defense articles currently the property of the U.S. Navy and not our Australian aircraft. If we are ultimately awarded a contract it will be a great success for our Helicopter division and more importantly it speaks to the continued attractiveness of the SH-2 platform.

Finally, we are very pleased to announce that we have entered into an agreement to acquire Vermont Composites, located in Bennington, VT. Vermont enhances our position in higher growth intelligence surveillance and reconnaissance sectors of the defense market and increases our platform exposure on V-22, P-8, C-130 and various UAVs in addition to adding BLACKHAWK content. Vermont Composites' annual sales for 2011 are expected to be about $32 million. This acquisition supports our strategy of adding scale in aerospace, particularly in higher growth composite markets, through acquisitions. We expect to close this transaction in early November.

Now, I'd like to move on to an update of Industrial Distribution. Revenues for the segment grew 7.2% to $239 million in the quarter. This was mostly organic, and in fact organic sales per day for the quarter were a record. We did see a small contribution from our acquisition of Target Electronics in August and look forward to their contribution to our future growth. With regard to mix, our MRO business increased modestly over the prior year and our OEM business was up sharply by 28%. In addition to our OEM related end markets we experienced strong growth from mining, chemical manufacturing, and paper manufacturing end markets.

The environment is competitive and we continue to focus on sales growth that compensates us for the value we provide as evidenced by our improving operating margin. In fact, this is our seventh consecutive quarter of year over year operating margin improvement and we posted an operating margin of 5.0% for the quarter matching our year-to-date performance.

As mentioned earlier, in September we acquired Target Electronic Supply, a motion control distributor in New England. Target is a great fit strategically between the automation strength of Minarik and our traditional power transmission offerings. This will allow us to serve the region with a wide variety of applications and multiple technologies. We expect it will add about $20 million in sales next year.

Overall, with the exception of JPF, we had a solid quarter. While the JPF result is disappointing it represents a deferral of revenue and not lost sales. We are extremely pleased with the performance and underlying trends in our bearing product lines, our other aerospace programs had a good quarter, and K-MAX achieved a number of milestones. In distribution we continue to experience positive sales growth and our margin performance continues to improve and we anticipate a solid close to the year.

With that, I will turn it over to Bill Denninger to provide some additional color and walk you through our outlook for the balance of the year in more detail. Bill?

Financial Review - Bill Denninger

Thanks, Neal, and good morning.

Consolidated third quarter sales were about flat with the prior year at $356.5 million driven by growth in our Industrial Distribution segment, but offset by the delay in JPF shipments in Aerospace. Consolidated net earnings for the quarter were $12.4 million or $0.47 per diluted share.

On a segment basis for the quarter, Distribution sales were $239.1 million, up 7.2% year-over-year. Organic sales were up 6.7% with acquisitions contributing the balance of the growth.

Distribution operating income was $11.9 million, up 39.7% or $3.4 million year-over-year. Distribution's operating margin improved by 120 basis points to 5.0% resulting from drop through on higher sales, continued improved gross margin, contributions from acquisitions, and benefits of our productivity initiatives.

Moving on to Aerospace, sales in the quarter were $117.4 million, down 13.9% compared to the prior year. Aerospace operating income was down 1.7% to $18.7 million versus the year-ago level of $19.0 million. These declines were primarily the result of the JPF issue that Neal discussed. Even with that issue, operating margin improved by 20 basis points to 15.9% primarily on the shift in mix toward higher margin bearing product lines. This comparison is against last year's adjusted operating margin in Aerospace as the third quarter last year included a charge related to a contract pricing settlement.

Our Aerospace performance was solid during the quarter with the exception of the JPF issues. It is important to note that we experienced a delay of JPF shipments and not lost revenue. In fact, we should be back to acceptance testing in the next few days.

Corporate expenses were $10.2 million in the third quarter, an increase of 29% versus the prior year. The increase is primarily a result of a onetime benefit of $1.5 million recorded in the third quarter of last year related to medical claims. We also experienced higher year over year acquisition expenses

We benefited from a lower tax rate during the quarter, primarily the result of a tax rate reduction enactment in the UK.

Capital expenditures were $6.9 million for the third quarter of 2011. We expect full year CapEx of approximately $25 to $30 million.

We generated Free Cash Flow of $2.5M in Q3, and used $3.9M through nine months.  We are reducing our outlook for full year Free Cash Flow to a range of $15-20M.  Reasons for the reduction include a delay in JPF sales into Q4, with a related delay in collection of receivables into Q1, 2012;  a customer claim that now appears will not be paid until 2012; and, an increase in 2011 Non Recurring Engineering and inventories for new programs such as the A-10 and AH-1Z.

Moving on now to the full-year outlook…with three quarters behind us we have been able to tighten up our outlook but it is essentially unchanged from last quarter. In Aerospace we now expect to post year over year sales growth of about 15% which will result in sales of approximately $560 million. Operating profit should be between 15.3% and 15.5%. The Aerospace expectations do not include any contribution from Vermont Composites, which might add a few million in sales dollars but minimal earnings this year.

In Distribution we expect sales of approximately $950 million, a 14% increase over 2010. The operating margin should come in between 4.8% and 5.0%, slightly higher than our previous estimate. We continue to expect corporate expenses to be between $43 and $44 million, excluding the $2.4 million non-recurring benefit from the death of a former executive. Interest expense should be about $12 million and due to some discreet items we now expect the full year tax rate to be 34% for 2011

I would like to highlight that in August we announced a 14% increase in our dividend, which was paid last week. In addition, we made approximately $5 million in stock repurchases in the last few weeks under a long-standing authorization.

In summary, we have had a solid performance so far this year and expect a strong finish. With that, I'll turn the call back to Neal for some closing comments.

Closing Commentary - Neal Keating

Thanks, Bill.

Overall, we are pleased with the performance across most of our business and while disappointed in the shipment delays on the JPF program our team is intensely focused on recovery and we remain confident in our full year outlook.

In the longer term we have a strategy in place to grow our revenues and improve our profitability. At Industrial Distribution, we continue to execute our strategy to grow profitably and attain a 7% operating margin. Within Aerospace we continue to invest in developing new applications and new markets that will benefit us for years to come and are positioned to benefit from commercial build rates on existing programs as the OEMs significantly ramp up production across their platforms.

Except for the temporary disruption in the JPF program, we are executing well in each of our businesses and I'm confident that our strategy will continue to enable us to produce superior long-term results for our shareholders.

I will now turn the call back over to Eric. Eric?

Eric Remington

Operator, may we have the first question please?

Ladies and gentlemen, we have experienced technical issues from our service provider with the webcast and we do not believe that it has been available to those not listening on the telephone. We will file our remarks made to this point as an 8-K shortly. Because this information has not been made available to all we request that you treat this information as confidential until the 8-K is filed. We will reschedule the conference call for tomorrow morning at 8:30 AM to ensure that we provide proper access to all. We apologize for this inconvenience.